--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                              (Amendment No. _4_)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                IMAGEX.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45244D102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

CUSIP No. 45244D102                                           Page 2 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 3 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Partners II, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 4 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Management Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 5 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero Partners II, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 6 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 7 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        15,000
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               15,000
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,334,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.1%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 8 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Daniel Janney
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 9 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                          Page 10 of 14 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,319,903
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        5,319,903
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,319,903
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: ImageX.com, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  10210 NE Points Drive, Suite 200
                  Kirkland, WA 98033


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC. ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)      Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACPII    -       Delaware
                           ACMPII           Delaware
                           AEPII            California

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: . 45244D102

Item 3.  Not applicable.

Item 4 Ownership.

                             Please see Attachment A

------- ---------------------------- ----------- ----------- ------------ ----------- -------------

                                         AP        ACPII       ACMPII       AEPII          JD
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         5,319,903   5,319,903    5,319,903   5,319,903    5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(b)     Percentage of Class            16.7%       16.7%        16.7%       16.7%        16.7%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Voting Power          5,319,903   5,319,903    5,319,903   5,319,903    5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Dispositive Power     5,319,903   5,319,903    5,319,903   5,319,903    5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

                                         GG          DJ          AM           GN
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(a)     Beneficial Ownership         5,334,903   5,319,903    5,319,903   5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(b)     Percentage of Class            17.1%       16.7%        16.7%       16.7%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(c)     Sole Voting Power              15,000       -0-          -0-         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Voting Power          5,319,903   5,319,903    5,319,903   5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Sole Dispositive Power         15,000       -0-          -0-         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Dispositive Power     5,319,903   5,319,903    5,319,903   5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary That Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A: Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 5, 2003


ALTA PARTNERS                                 ALTA CALIFORNIA PARTNERS II, L. P.

                                              By: Alta California Partners II,
                                                  LLC, its General Partner

By: /s/ Jean Deleage                          By: /s/ Garrett Gruener
    ------------------------------------          -----------------------------
    Jean Deleage, President                       Garrett Gruenerl, Managing


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC   ALTA EMBARCADERO PARTNERS II, LLC


By: /s/ Garrett Gruener                       By: /s/ Garrett Gruener
    ------------------------------------          -----------------------------
    Garrett Gruener, Member                       Garrett Gruener, Member


         /s/  Jean Deleage                            /s/  Guy Nohra
------------------------------------          ---------------------------------
          Jean Deleage                                    Guy Nohra


        /s/ Garrett Gruener                          /s/  Daniel Janney
------------------------------------          ---------------------------------
         Garrett Gruener                                Daniel Janney


        /s/ Alix Marduel
------------------------------------
        Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 5, 2003


ALTA PARTNERS                                 ALTA CALIFORNIA PARTNERS II, L. P.

                                              By: Alta California Partners II,
                                                  LLC, its General Partner

By: /s/ Jean Deleage                          By: /s/ Garrett Gruener
    ------------------------------------          -----------------------------
    Jean Deleage, President                       Garrett Gruenerl, Managing


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC   ALTA EMBARCADERO PARTNERS II, LLC


By: /s/ Garrett Gruener                       By: /s/ Garrett Gruener
    ------------------------------------          -----------------------------
    Garrett Gruener, Member                       Garrett Gruener, Member


         /s/  Jean Deleage                            /s/  Guy Nohra
------------------------------------          ---------------------------------
          Jean Deleage                                    Guy Nohra


        /s/ Garrett Gruener                          /s/  Daniel Janney
------------------------------------          ---------------------------------
         Garrett Gruener                                Daniel Janney


        /s/ Alix Marduel
------------------------------------
        Alix Marduel

                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 54,433 shares of Common Stock and Warrants to purchase 7,678 shares of Common Stock. The respective general partner of Alta California Partners II L.P. and members of Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As managing directors and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener, a director of the Company, is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares of Common Stock and Warrants to purchase 7,678 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He does not directly own any securities in ImageX.com, Inc. and he is not compensated for his duties as a director. Mr. Gruener holds Stock Options for 15,000 shares of ImageX.com, Inc. Common Stock. The stock option for 5,000 shares was granted on May 15, 2000 and vested on the date of grant. The stock option for 5,000 shares was granted on May 15, 2001 and vesting schedule for these shares was 24% on the 1st anniversary of the grant date with the remaining shares vesting at 2% over 50 months. The stock option for 5,000 shares was granted May 15, 2002 and is fully vested.

Mr. Jean Deleage is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares of Common Stock and Warrants to purchase 7,678 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Deleage disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Daniel Janney is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock beneficially owned by Alta California Partners II, L.P. Mr. Janney disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

                                                     Page 1 of 2 of Attachment A

                                                     Page 2 of 2 of Attachment A

Dr. Alix Marduel is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus she shares voting and dispositive powers over the 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock beneficially owned by Alta California Partners II, L.P. Dr. Marduel disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares of Common Stock and Warrants to purchase 7,678 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Nohra disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.